Exhibit 99.1

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750
www.brunswick.com

Release:	IMMEDIATE
Contact:	Kathryn Chieger
Vice President – Corporate and Investor Relations
Phone:	847-735-4612

BRUNSWICK REPORTS EPS OF $0.14 IN FOURTH QUARTER
FROM CONTINUING OPERATIONS

LAKE FOREST, Ill., Jan. 31, 2008 -- Brunswick Corporation (NYSE: BC) reported today earnings from continuing operations of $0.14 per diluted share for the fourth quarter of 2007, compared with $0.47 per diluted share for the same quarter a year ago.  Results for the fourth quarters of 2007 and 2006 include tax-related benefits of $0.05 and $0.25 per diluted share, respectively.  Excluding tax-related benefits, earnings per diluted share totaled $0.09 and $0.22 for the fourth quarters of 2007 and 2006, respectively.
“Results for the quarter were driven by our Fitness equipment and Bowling & Billiards businesses, which performed well in their seasonally strong period,” explained Brunswick Chairman and Chief Executive Officer Dustan E. McCoy.  “Earnings from these businesses, along with contributions from our Marine Engine segment offset operating losses reported in the Boat segment.  The decline in retail demand for marine products in the United States that we have been experiencing throughout the year, continued in the fourth quarter.  This was offset by continuing strength of markets outside the U.S. for all of our product lines.”
 “Further, our balance sheet remained healthy with debt-to-total capital at 27.8 percent and cash of $331.4 million at year-end 2007,” McCoy noted.  “In spite of the difficult marine market conditions, our free cash flow from continuing operations for 2007 was $172.1 million.  This allowed us the financial flexibility to reinvest in our businesses as well as to return $178.4 million to our shareholders through dividends and our share repurchase program in 2007.”

Fourth Quarter Results
For the quarter ended Dec. 31, 2007, the company reported net sales of $1,436.0 million, up 5 percent from $1,370.8 million a year earlier.  Operating earnings for the fourth quarter of 2007 totaled $14.2 million, as compared with $30.5 million in the year-ago quarter, and operating margins were 1.0 percent compared with 2.2 percent in the year-ago period.  During the quarter, Brunswick reported gains in both sales and operating earnings in all of its segments, with the exception of the Boat segment, reflecting the continuing difficult state of the U.S. boat market.
Net earnings from continuing operations were $12.1 million, or $0.14 per diluted share, down from $44.2 million, or $0.47 per diluted share, for the fourth quarter of 2006.  Net earnings per share for the fourth quarters of 2007 and 2006 include tax-related benefits of $0.05 and $0.25 per diluted share, respectively.  Excluding tax-related benefits, earnings per diluted share totaled $0.09 and $0.22 for the fourth quarters of 2007 and 2006, respectively.
During the quarter, Brunswick acquired 500,000 shares of its common stock for $10.3 million.  In 2007, the company said it purchased 4.1 million shares for about $125.8 million.  Diluted shares outstanding in the fourth quarter of 2007 averaged 88.6 million, down from 93.0 million for the same period in 2006.  The company said it had approximately $240 million remaining under a $500 million repurchase authorization.
For the fourth quarter in 2007, Brunswick reported a net loss from discontinued operations of $0.06 per diluted share as a result of a tax provision adjustment.  This compares with a net loss of $1.04 per diluted share for the fourth quarter of 2006, which included asset impairment charges equivalent to $0.92 per diluted share.

2007 Results
For the year ended Dec. 31, 2007, the company had net sales of $5,671.2 million, compared with $5,665.0 million in 2006.  Operating earnings from continuing operations totaled $107.2 million for the year, down from $341.2 million in 2006, and operating margins were 1.9 percent versus 6.0 percent a year ago.  For 2007, operating earnings include a $66.4 million pre-tax impairment charge recorded in the third quarter to write down the trade names of certain outboard boat brands.
Net earnings from continuing operations for 2007 were $79.6 million, or $0.88 per diluted share, compared with $263.2 million, or $2.78 per diluted share, in 2006.  Results for 2007 and 2006 include tax-related benefits of $0.11 and $0.50 per diluted share, respectively.  In addition, results for 2007 include the asset impairment charge equivalent to $0.46 per diluted share.  Finally, results for 2007 and 2006 include pre-tax restructuring charges of approximately $22.2 million and $18.9 million, equivalent to $0.17 and $0.14 per diluted share, respectively.
For 2007, largely due to a gain on the sale of its Brunswick New Technologies unit, Brunswick reported net earnings from discontinued operations of $0.36 per diluted share, compared with a net loss of $1.37 per diluted share in 2006.

Boat Segment
The Brunswick Boat Group comprises the Boat segment and includes 19 boat brands, as well as a marine parts and accessories business.  The Boat segment reported net sales for the fourth quarter of 2007 of $645.2 million, down 3 percent compared with $664.5 million in the fourth quarter of 2006.  For the fourth quarter of 2007, the Boat segment reported an operating loss of $29.9 million, compared with operating earnings of $9.3 million in the year-ago fourth quarter.
For 2007, Boat segment sales were down 6 percent to $2,690.9 million from $2,864.4 million in 2006.  The Boat segment reported an operating loss of $81.4 million for 2007, which included the previously mentioned $66.4 million pre-tax impairment charge recorded in the third quarter to write down the trade names of certain outboard boat brands. The Boat segment had operating earnings of $135.6 million in 2006.
For the year, Boat segment sales benefited from double-digit increases in both its parts and accessories business and sales outside of the United States.  These results helped to mitigate the 10 percent decline in U.S. boat sales in 2007.  Non-U.S. sales benefited from both the weak dollar, as well as from a strong focus on improving our distribution in key international regions.
“In 2007, the U.S. boat market continued to be very soft, and preliminary numbers indicate the industry was down about 9 percent in units at retail for the year,” McCoy explained.  “To address weak retail demand and to maintain the health of our dealer network, we focused on reducing the pipeline, especially for fiberglass boats.  We produced up to 20 percent fewer fiberglass boats in 2007 than in 2006.  Reduced unit production also meant lower fixed-cost absorption, which, along with increased promotional spending to spur retail demand, had an adverse effect on fourth quarter and full-year operating earnings.”
“We also continued to focus on establishing a smaller, more flexible manufacturing footprint in the U.S., closing four plants in 2007.  While costs associated with realigning manufacturing adversely affect our operating earnings, we will continue to seek opportunities to better leverage our manufacturing capacity in the coming year,” McCoy said.

Marine Engine Segment
The Marine Engine segment, consisting of the Mercury Marine Group, reported net sales of $548.6 million in the fourth quarter of 2007, up 7 percent from $511.3 million in the year-ago fourth quarter.  Operating earnings in the fourth quarter of 2007 were $21.2 million versus $3.8 million, and operating margins were 3.9 percent compared with 0.7 percent for the same quarter in 2006.  During the fourth quarter of 2006, approximately $9.5 million of restructuring charges were recorded in the Marine Engine segment, largely for severance costs, while the segment had no restructuring charges in the fourth quarter of 2007.
For the full year, Marine Engine segment net sales were up 4 percent to $2,357.5 million from $2,271.3 million, and operating earnings were $183.7 million versus $193.8 million in 2006.  Operating margins were 7.8 percent for the year, down from 8.5 percent in 2006.
“For the quarter and the year, double-digit sales gains from markets outside the U.S. fueled growth in the Marine Engine segment,” McCoy said.  “Mercury’s international sales totaled nearly $944 million for the full year in 2007, up 15 percent from approximately $822 million the previous year.  Meanwhile, in our U.S. markets, sterndrive engine sales totaled $526 million for 2007, down from $554 million in 2006.  For 2007, U.S. outboard sales were $425 million, down from $434 million in 2006.  Sales of Mercury’s domestic parts and services were up slightly to $358 million in 2007 versus $353 million in 2006.”
“Mercury Marine continues to do a good job of dealing with the continuing weak marine retail market in the United States.  Mercury’s lower U.S. sales were offset by increasing sales outside of the U.S., which accounted for 40 percent of total Marine Engine segment sales in 2007,” McCoy explained.  ”The segment also benefited from its broad efforts to trim costs and improve productivity.”

Fitness Segment
The Fitness segment is comprised of the Life Fitness Division, which manufactures and sells Life Fitness, Hammer Strength and ParaBody fitness equipment.  Segment net sales in the fourth quarter of 2007 totaled $214.5 million, up 11 percent from $192.8 million in the year-ago quarter.  Operating earnings increased 12 percent to $32.4 million from $28.9 million, and operating margins were 15.1 percent, up from 15.0 percent in the fourth quarter of 2006.
For 2007, the Fitness segment reported net sales of $653.7 million, up 10 percent from $593.1 million in 2006.  Operating earnings in 2007 increased 3 percent to $59.7 million from $57.8 million, and operating margins were 9.1 percent compared with 9.7 percent a year ago.
“Life Fitness capped off a very successful year with solid growth in both sales and operating earnings during the fourth quarter of 2007, seasonally the unit’s strongest quarter of the year,” McCoy said.  “New products in both the consumer and commercial segments helped spur sales momentum during the quarter as well as the year.  For 2007, operating earnings and operating margins at Life Fitness were under pressure due to higher spending for marketing and research and development to support new product introductions, the shift in our mix to lower-margin strength equipment and competitive pricing in international markets.”

Bowling & Billiards Segment
The Bowling & Billiards segment is comprised of the Brunswick retail bowling centers; bowling equipment and products; and billiards, Air Hockey and foosball tables.  Segment net sales in the fourth quarter of 2007 totaled $123.3 million, up 3 percent compared with $120.1 million in the year-ago quarter.  Operating earnings in the quarter nearly doubled to $11.1 million versus $5.6 million in the comparable quarter in 2006, and operating margins were 9.0 percent compared with 4.7 percent a year ago.
For 2007, the segment reported net sales of $446.9 million, down 2 percent from $458.3 million in 2006.  Operating earnings for the year were $16.5 million compared with $22.1 million in 2006, and operating margins were 3.7 percent versus 4.8 percent a year earlier.
 “For the quarter, the segment saw sales gains from both our retail bowling centers and bowling products,” McCoy explained.  “Operating earnings were aided by cost reductions at both bowling products and billiards, as we begin to more fully realize savings from moving manufacturing of our bowling balls and coin-operated tables to Mexico.  Further, we recently announced that we will have our bowling pins made by a contract manufacturer, which should further reduce our cost structure.”
 “For the quarter and the year, we continued to see solid performance from both our Brunswick Zones and the Brunswick Zone XL centers,” McCoy said.  “We opened three new Zone XL centers during 2007, with four more locations planned for 2008.  Our plans are to accelerate the growth of the Brunswick Zone XL concept going forward.”

In Conclusion
“While 2007 was a difficult year, we continue to fund our operations and pursue our strategic imperatives, while improving our cash flow.  Our balance sheet remains strong, and we will continue to manage our business well during these current economic conditions,” McCoy concluded.

Forward-Looking Statements
Certain statements in this news release are forward looking as defined in the Private Securities Litigation Reform Act of 1995.  These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release.  These risks include, but are not limited to: the effect of (i) the amount of disposable income available to consumers for discretionary purchases, and (ii) the level of consumer confidence on the demand for marine, fitness, billiards and bowling equipment and products; the effect of higher product prices due to technology changes and added product features and components on consumer demand; the effect of competition from other leisure pursuits on the level of participation in boating, fitness, bowling and billiards activities; the effect of interest rates and fuel prices on demand for marine products; the ability to successfully manage pipeline inventories; the financial strength of dealers, distributors and independent boat builders; the ability to maintain mutually beneficial relationships with dealers, distributors and independent boat builders; the ability to maintain effective distribution and to develop alternative distribution channels without disrupting incumbent distribution partners; the ability to maintain market share, particularly in high-margin products; the success of new product introductions; the success of marketing and cost management programs; the ability to maintain product quality and service standards expected by customers; competitive pricing pressures; the ability to develop cost-effective product technologies that comply with regulatory requirements; the ability to transition and ramp up certain manufacturing operations within time and budgets allowed; the ability to successfully develop and distribute products differentiated for the global marketplace; shifts in currency exchange rates; adverse foreign economic conditions; the success of global sourcing and supply chain initiatives; the ability to obtain components and raw materials from suppliers; increased competition from Asian competitors; competition from new technologies; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the effect of weather conditions on demand for marine products and retail bowling center revenues; and the ability to successfully integrate acquisitions.  Additional factors are included in the company’s Annual Report on Form 10-K for 2006 and Quarterly Report on Form 10-Q for the quarter ended Sept. 29, 2007.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity”™ in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; MotoTron electronic controls; Albemarle, Arvor, Baja, Bayliner, Bermuda, Boston Whaler, Cabo Yachts, Crestliner, Cypress Cay, Harris, Hatteras, Kayot, Laguna, Lowe, Lund, Maxum, Meridian, Örnvik, Palmetto, Princecraft, Quicksilver, Rayglass, Savage, Sea Boss, Sea Pro, Sea Ray, Sealine, Triton, Trophy, Uttern and Valiant boats; Attwood marine parts and accessories; Land ‘N’ Sea, Kellogg Marine, Diversified Marine and Benrock parts and accessories distributors; IDS dealer management systems; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Dynamo, Tornado and Valley pool tables, Air Hockey and foosball tables.  For more information, visit www.brunswick.com.

Brunswick Corporation
Comparative Consolidated Statements of Income
(in millions, except per share data)

	Three Months Ended December 31
	2007	2006	% Change
	(unaudited)

Net sales	$1,436.0	$1,370.8	5%
Cost of sales	1,180.0	1,102.2	7%
Selling, general and administrative expense	207.5	202.5	2%
Research and development expense	34.3	35.6	-4%
Impairment charges	-	-	NM
Operating earnings	14.2	30.5	-53%
Equity earnings	4.9	0.2	NM
Other income (expense), net	0.5	0.3	67%
Earnings before interest and income taxes	19.6	31.0	-37%
Interest expense	(12.6)	(17.0)	-26%
Interest income	3.1	5.6	-45%
Earnings before income taxes	10.1	19.6	-48%
Income tax (benefit) provision	(2.0)	(24.6)
Net earnings from continuing operations	12.1	44.2	-73%

Discontinued operations:
Earnings (loss) from discontinued operations, net of tax	(6.4)	(97.4)	93%
Gain on disposal of discontinued operations, net of tax	1.1	-	NM
Net earnings (loss) from discontinued operations	(5.3)	(97.4)	95%

Net earnings (loss)	$6.8	$(53.2)	NM

Earnings per common share:
Basic
Net earnings from continuing operations	$0.14	$0.47	-70%
Net earnings (loss) from discontinued operations	(0.06)	(1.05)	94%

Net earnings (loss)	$0.08	$(0.58)	NM

Diluted
Net earnings from continuing operations	$0.14	$0.47	-70%
Net earnings (loss) from discontinued operations	(0.06)	(1.04)	94%

Net earnings (loss)	$0.08	$(0.57)	NM

Weighted average number of shares used for computation of:
Basic earnings per share	88.5	92.3	-4%
Diluted earnings per share	88.6	93.0	-5%

Effective tax rate	-19.8%	NM

Supplemental earnings per common share information
Diluted net earnings from continuing operations	$0.14	$0.47	-70%
Special tax items	(0.05)	(0.25)	NM

Diluted net earnings from continuing operations, as adjusted	$0.09	$0.22	-59%

Diluted net earnings (loss) from discontinued operations	$(0.06)	$(1.04)	94%
Gain on disposal of discontinued operations	(0.01)	-	NM
Impairment charges on assets held for sale	-	0.92	NM

Diluted net earnings (loss) from discontinued operations, as adjusted	$(0.07)	$(0.12)	42%

Brunswick Corporation
Comparative Consolidated Statements of Income
(in millions, except per share data)

	Years Ended December 31
	2007	2006	% Change
	(unaudited)

Net sales	$5,671.2	$5,665.0	0%
Cost of sales	4,528.1	4,439.3	2%
Selling, general and administrative expense	835.0	752.3	11%
Research and development expense	134.5	132.2	2%
Impairment charges	66.4	-	NM
Operating earnings	107.2	341.2	-69%
Equity earnings	21.3	14.9	43%
Other income (expense), net	7.8	(1.9)	NM
Earnings before interest and income taxes	136.3	354.2	-62%
Interest expense	(52.3)	(60.5)	-14%
Interest income	8.7	16.0	-46%
Earnings before income taxes	92.7	309.7	-70%
Income tax provision	13.1	46.5
Net earnings from continuing operations	79.6	263.2	-70%

Discontinued operations:
Earnings (loss) from discontinued operations, net of tax	2.2	(129.3)	NM
Gain on disposal of discontinued operations, net of tax	29.8	-	NM
Net earnings (loss) from discontinued operations	32.0	(129.3)	NM

Net earnings	$111.6	$133.9	-17%

Earnings per common share:
Basic
Net earnings from continuing operations	$0.88	$2.80	-69%
Net earnings (loss) from discontinued operations	0.36	(1.38)	NM

Net earnings	$1.24	$1.42	-13%

Diluted
Net earnings from continuing operations	$0.88	$2.78	-68%
Net earnings (loss) from discontinued operations	0.36	(1.37)	NM

Net earnings	$1.24	$1.41	-12%

Weighted average number of shares used for computation of:
Basic earnings per share	89.8	94.0	-4%
Diluted earnings per share	90.2	94.7	-5%

Effective tax rate	14.1%	15.0%

Supplemental earnings per common share information
Diluted net earnings from continuing operations	$0.88	$2.78	-68%
Impairment charges, net of tax	0.46	-	NM
Special tax items	(0.11)	(0.50)	NM

Diluted net earnings from continuing operations, as adjusted	$1.23	$2.28	-46%

Diluted net earnings (loss) from discontinued operations	$0.36	$(1.37)	NM
Gain on disposal of discontinued operations	(0.34)	-	NM
Impairment charges on assets held for sale	-	0.91	NM

Diluted net earnings (loss) from discontinued operations, as adjusted	$0.02	$(0.46)	NM

Brunswick Corporation
Selected Financial Information
(in millions)
(unaudited)

Segment Information

	Three Months Ended December 31
	Net Sales			Operating Earnings (1)			Operating Margin
			%			%
	2007	2006	Change	2007	2006	Change	2007	2006

Boat	$645.2	$664.5	-3%	$(29.9)	$9.3	NM	-4.6%	1.4%
Marine Engine	548.6	511.3	7%	21.2	3.8	NM	3.9%	0.7%
Marine eliminations	(95.6)	(117.8)		-	-
Total Marine	1,098.2	1,058.0	4%	(8.7)	13.1	NM	-0.8%	1.2%

Fitness	214.5	192.8	11%	32.4	28.9	12%	15.1%	15.0%
Bowling & Billiards	123.3	120.1	3%	11.1	5.6	98%	9.0%	4.7%
Eliminations	-	(0.1)		-	-
Corp/Other	-	-		(20.6)	(17.1)	-20%

Total	$1,436.0	$1,370.8	5%	$14.2	$30.5	-53%	1.0%	2.2%

	Years Ended December 31
	Net Sales			Operating Earnings (2)			Operating Margin
			%			%
	2007	2006	Change	2007	2006	Change	2007	2006

Boat (3)	$2,690.9	$2,864.4	-6%	$(81.4)	$135.6	NM	-3.0%	4.7%
Marine Engine	2,357.5	2,271.3	4%	183.7	193.8	-5%	7.8%	8.5%
Marine eliminations	(477.6)	(521.8)		-	-
Total Marine	4,570.8	4,613.9	-1%	102.3	329.4	-69%	2.2%	7.1%

Fitness	653.7	593.1	10%	59.7	57.8	3%	9.1%	9.7%
Bowling & Billiards	446.9	458.3	-2%	16.5	22.1	-25%	3.7%	4.8%
Eliminations	(0.2)	(0.3)		-	-
Corp/Other	-	-		(71.3)	(68.1)	-5%

Total	$5,671.2	$5,665.0	0%	$107.2	$341.2	-69%	1.9%	6.0%

(1)
Operating earnings in the fourth quarter of 2007 include an $8.8 million pre-tax restructuring charge, consisting of $6.0 million in the Boat segment and $2.8 million in the Bowling & Billiards segment. Operating earnings in the fourth quarter of 2006 include a $17.1 million pre-tax restructuring charge, including $4.2 million in the Boat segment, $9.5 million in the Marine Engine segment, $2.7 million in the Bowling & Billiards segment and $0.7 million in Corp/Other.

(2)
Operating earnings in 2007 include a $22.2 million pre-tax restructuring charge, consisting of $15.9 million in the Boat segment, $3.4 million in the Marine Engine segment, $2.8 million in the Bowling & Billiards segment and $0.1 million in Corp/Other. Operating earnings in 2006 include a $17.1 million pre-tax restructuring charge, including $4.2 million in the Boat segment, $9.5 million in the Marine Engine segment, $2.7 million in the Bowling & Billiards segment and $0.7 million in Corp/Other.

(3)	Boat segment operating earnings for the year ended December 31, 2007, include a $66.4 million impairment charge recorded in the third quarter of 2007.

Brunswick Corporation
Comparative Condensed Consolidated Balance Sheets
(in millions)

	Years Ended December 31
	2007	2006
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$331.4	$283.4
Accounts and notes receivables, net	572.4	492.3
Inventories
Finished goods	446.7	410.4
Work-in-process	323.4	308.4
Raw materials	136.6	143.1
Net inventories	906.7	861.9
Deferred income taxes	249.9	249.9
Prepaid expenses and other	53.9	85.4
Current assets held for sale	-	105.5
Current assets	2,114.3	2,078.4

Net property	1,052.8	1,014.9

Other assets
Goodwill	678.9	663.6
Other intangibles, net	245.6	322.6
Investments and other long-term assets	274.0	338.0
Long-term assets held for sale	-	32.8
Other assets	1,198.5	1,357.0

Total assets	$4,365.6	$4,450.3

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$0.8	$0.7
Accounts payable	437.3	448.6
Accrued expenses	858.1	748.9
Current liabilities held for sale	-	95.0
Current liabilities	1,296.2	1,293.2

Long-term debt	727.4	725.7
Other long-term liabilities	449.1	550.9
Long-term liabilities held for sale	-	8.7
Common shareholders' equity	1,892.9	1,871.8

Total liabilities and shareholders' equity	$4,365.6	$4,450.3

Supplemental information
Debt-to-capitalization rate	27.8%	28.0%

Brunswick Corporation
Comparative Condensed Consolidated Statements of Cash Flows
(in millions)

	Years Ended December 31
		Revised
	2007	2006 (1)
	(unaudited)
Cash flows from operating activities
Net earnings	$111.6	$133.9
Less: net earnings (loss) from discontinued operations	32.0	(129.3)
Net earnings from continuing operations	79.6	263.2
Depreciation and amortization	180.1	167.3
Changes in noncash current assets and current liabilities	3.5	(92.8)
Impairment charges	66.4	-
Income taxes and other, net	14.5	13.3
Net cash provided by operating activities of continuing operations	344.1	351.0
Net cash used for operating activities of discontinued operations	(29.8)	(35.7)
Net cash provided by operating activities	314.3	315.3

Cash flows from investing activities
Capital expenditures	(207.7)	(205.1)
Acquisitions of businesses, net of cash acquired	(6.2)	(86.2)
Investments	4.1	6.1
Proceeds from the sale of property, plant and equipment	10.1	7.2
Other, net	25.6	(0.4)
Net cash used for investing activities of continuing operations	(174.1)	(278.4)
Net cash provided by (used for) investing activities of discontinued operations	75.6	(5.5)
Net cash used for investing activities	(98.5)	(283.9)

Cash flows from financing activities
Net issuances (repayments) of commercial paper and other short-term debt	-	(0.2)
Net proceeds from issuance of long-term debt	0.7	250.3
Payments of long-term debt including current maturities	(0.9)	(251.1)
Cash dividends paid	(52.6)	(55.0)
Stock repurchases	(125.8)	(195.6)
Stock options exercised	10.8	15.9
Net cash used for financing activities of continuing operations	(167.8)	(235.7)
Net cash used for financing activities of discontinued operations	-	-
Net cash used for financing activities	(167.8)	(235.7)

Net increase (decrease) in cash and cash equivalents	48.0	(204.3)
Cash and cash equivalents at beginning of period	283.4	487.7

Cash and cash equivalents at end of period	$331.4	$283.4

Free cash flow from continuing operations
Net cash provided by operating activities of continuing operations	$344.1	$351.0

Net cash provided by (used for):
Capital expenditures	(207.7)	(205.1)
Proceeds from the sale of property, plant and equipment	10.1	7.2
Other, net	25.6	(0.4)

Free cash flow from continuing operations	$172.1	$152.7

(1)
For the year ended December 31, 2007, the Company expanded its presentation of the consolidated statement of cash flows to include net earnings and net earnings (loss) from continuing operations.  Accordingly, the Company revised the 2006 consolidated statement of cash flows.  Net cash flows from operating, investing and financing activities have not changed.